                                                                Exhibit 4.(a).28

                            SHARE PURCHASE AGREEMENT

                                      among

                          PRIME LEADER HOLDINGS LIMITED

                                 as "Purchaser"

                                       and

                             TRIDAL PACIFIC LIMITED

                                       and

                              SKYNET GLOBAL LIMITED

                                as the "Sellers"

                                       and

                                    HONG DAI

                                       and

                               STEVE XIAOMING ZHAO

                             as the "Beneficiaries"

                                       and

                             EQUITY PACIFIC LIMITED

                                as the "Company"

DATED AS OF MARCH 17, 2006

     THIS SHARE PURCHASE AGREEMENT (this "AGREEMENT"), dated as of March 17, 2006, is made by and among:

     (A) PRIME LEADER HOLDINGS LIMITED (the "PURCHASER"), a company duly incorporated under the laws of the British Virgin Islands and a wholly owned subsidiary of China.com Inc.;

     (B) TRIDAL PACIFIC LIMITED ("TRIDAL"), a company duly incorporated under the laws of the British Virgin Islands and owned 100% by Mr. Dai;

     (C) SKYNET GLOBAL LIMITED ("SKYNET"), a company duly incorporated under the laws of the British Virgin Islands and owned 100% by Mr. Zhao and key employees as set out in SCHEDULE C;

     (collectively, the "SELLERS" and each a "SELLER");

     (D) HONG DAI ("MR. DAI"), a citizen of the People's Republic of China (the "PRC", for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan) residing at Bldg 305, #211, XueYuan Blvd, Haidian District, 100083, Beijing, PRC;

     (E) STEVE XIAOMING ZHAO ("MR. ZHAO"), a citizen of the United States of America residing at Room 1044, 1/F, Block 1, Tai Yang Xing Cheng Jin Xing Garden, Tai Yang Gong New District, Tai Yang Gong, Chaoyang District, 100028, Beijing, PRC;

     (collectively, the "BENEFICIARIES" and each a "BENEFICIARY");

     (F) EQUITY PACIFIC LIMITED, a company duly incorporated under the laws of the British Virgin Islands (the "COMPANY"); and,

     (G) BEIJING 17 GAME NETWORK TECHNOLOGY LTD ("17GAME"), a limited liability company incorporated in the PRC with its legal address at 11th Floor, Wenbo Plaza, No. A.2, Gaoyuan Street, Beisihuan East Road, Beijing, PRC

     Each of the foregoing parties is referred to herein as a "PARTY" and collectively as the "PARTIES."

WITNESSETH

     WHEREAS, prior to Closing (defined herein) Tridal is the legal and beneficial owner of 15,477 ordinary shares of par value US$1.00 in the Company which it desires to sell to the Purchaser and the Purchaser desires to acquire from Tridal.

     WHEREAS, prior to Closing (defined herein) Skynet is the legal and beneficial owner of 9,092 ordinary shares of par value US$1.00 in the Company which it desires to sell to the Purchaser and the Purchaser desires to acquire from Skynet.

     WHEREAS, there are 47,248 ordinary shares of par value US$1.00 issued and outstanding in the Company.

     WHEREAS, 17game is a wholly owned subsidiary of the Company and operates Yulgang, a multiplayer online role playing game in the PRC ("YULGANG");

     WHEREAS, subject to the Closing, the Purchaser has agreed to waive its right to acquire Tridal Held Shares (defined herein) and Skynet Held Shares (defined herein) under the Option Agreement.

     WHEREAS, the Sellers desire to transfer and sell to the Purchaser, and the Purchaser desires to receive and purchase from the Sellers 24,569 ordinary shares of par value US$1.00 for a Total Consideration (defined herein) of US$18,000,000.

     NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the Parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     As used herein the following terms shall have the following meanings:

     "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the means the power, direct or indirect, to direct or cause the direction of the management and policies of such entity whether by contract ot otherwise. In case of a Person being an individual, "Affiliates" means any of his or her immediate family members; and the term "immediate family members" means spouse, children, father or mother, grandfather or grandmother, brother or sister.

     "Agreement" means this Share Purchase Agreement, the exhibits and schedules hereto and the certificates or other documents given under, as the same may be amended, supplemented or modified from time to time.

     "Assets" means all of the assets of the Company including but not limited to the Intellectual Property.

     "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Hong Kong are authorized or permitted by law to close.

     "China.com" means China.com Inc., a company duly incorporated under the laws of Cayman Inlands and whose shares are listed on the Growth Enterprise Market in Hong Kong.

     "China.com Shares" means the ordinary shares, par value HK$0.10 per share, of China.com.

     "Closing" shall have the meaning given to such term in Section 2.5.

     "Closing Date" shall have the meaning given to such term in Section 2.5.

     "Effective Date" means the date of this Agreement.

     "Equity Interest" means those shares representing 52% of the total issued and outstanding shares in the Company on a fully diluted basis which are currently owned by the Sellers and which shall be purchased by the Purchaser in accordance with the terms of this Agreement otherwise defined as the Tridal Held Shares and the Skynet Held Shares.

     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of Hong Kong or the PRC or any applicable foreign country or any domestic or foreign state, county, city or other political subdivision.

     "HK$" or "Hong Kong Dollars" means the lawful currency of Hong Kong.

     "Intellectual Property" means: (a) all copyrightable works, copyrights and design rights including all applications, registrations, and renewals in connection therewith; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all inventions, discoveries and patents (whether patentable or unpatentable and whether or not reduced to practice); (d) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) all computer software (including data and related documentation) or source or object code, including all improvements, revisions, amendments, modifications or alternations; and (f) all other proprietary, intellectual and industrial rights in whatever form or medium, including moral rights.

     "Liability" as used either singularly or in the plural shall mean any liability, debt or obligation of the Company, or its any Subsidiary.

     "Material Adverse Effect" means a material adverse effect upon the business, Assets or operations of the Company.

     "Option Agreement" means the agreement by and among the Purchaser, the Sellers, the Beneficiaries, the Company and 17game dated February 27, 2004.

     "Person" means an individual, company, enterprise legal person, non-enterprise legal person, unincorporated association, joint venture, governmental entity or other entity of whatever nature.

     "Restricted Shares" shall have the meaning given to such term in Section
3.1.

     "Skynet Consideration" shall have the meaning given to such term in Section 2.3.

     "Skynet Held Shares" means the 9,092 ordinary shares, par value US$1.00 per share of the Company held by Skynet, representing a 19.24% equity interest in the Company on a fully diluted basis and all of the equity interests in the Company held (beneficiary and legally) by Skynet.

     "Skynet Restricted Shares" shall have the meaning given to such term in
Section 2.4 (b)(ii).

     "Subsidiary" and "Subsidaries" means, with respect to a Party, such Person or Persons of which such Party, directly or through another Person, owns more than 50% of the outstanding voting securities, or of which such Party, directly or through another Person, has the power to control. A list of Subsidiary of the Company is set forth in SCHEDULE A.

     "Total Consideration" shall have the meaning given to such term in Section 2.1.

     "Tridal Consideration" shall have the meaning given to such term in Section 2.2.

     "Tridal Held Shares" means the 15,477 ordinary shares, par value US$1.00 per share of the Company on a fully diluted basis held by Tridal, representing a 32.76% equity interest in the Company and all of the equity interests in the Company held (beneficiary and legally) by Tridal.

     "Tridal Restricted Shares" shall have the meaning given to such term in
Section 2.4 (a)(ii).

     "US$" or "United States Dollars" means the lawful currency of United States of America.

     "Warrantor" and "Warrantors" means the Sellers, Mr. Zhao, Mr. Dai and the Company

                                    ARTICLE 2
                                 SHARE PURCHASE

     2.1 Sale and Purchase of Equity Interest. Subject to the terms and conditions hereof, and in reliance upon the representations, warranties and covenants contained in this Agreement, the Purchaser agrees to purchase the Equity Interest from the Sellers for an aggregated total consideration of US$18,000,000 (the "TOTAL CONSIDERATION") and therefore become the legal and beneficial owner of 100% of the Company. The Total Consideration will be allocated between the Sellers on a pro-rata basis relative to each Sellers' percentage ownership in the Equity Interest prior to Closing as set out in more detail in Section 2.4.

     Each of the Sellers hereby waives in favor of the Purchaser any pre-emptive or other rights that each Seller has now or might otherwise have in respect of any of the Equity Interest held by the Sellers prior to Closing. Each Seller agrees that the Equity Interest will be transferred free from any mortgage, charge, lien, pledge or other encumbrance and with all rights attached or accruing to them on and from the Closing Date.

     2.2 Purchase of Shares from Tridal. Subject to the terms and conditions set forth herein, Tridal will sell to the Purchaser, and the Purchaser will purchase from Tridal, the Tridal Held Shares for a total purchase price of US$11,338,200(the "TRIDAL CONSIDERATION").

     2.3 Purchase of Shares from Skynet. Subject to the terms and conditions set forth herein, Skynet will sell to the Purchaser, and the Purchaser will purchase from Skynet, the Skynet Held Shares for a total purchase price of US$6,661,800 (the "SKYNET CONSIDERATION").

     2.4 Form of Consideration. The Total Consideration will be paid in the form of cash and restricted shares of China.com and apportioned between the Sellers on a pro-rata basis relative to each Sellers' percentage ownership of the Equity interest prior to the Closing Date as follows:

          (a) the Tridal Consideration shall be paid as follows: (i) US$2,834,550 (or 25% of the Tridal Consideration) in cash to Tridal; and
     (ii) US$8,503,650 (or 75% of the Tridal Consideration) in China.com restricted shares as further described in Section 3 ("TRIDAL RESTRICTED SHARES");

          (b) the Skynet Consideration shall be paid respectively according to the table below and by way of: (i) US$1,998,540 (or 30% of the Skynet Consideration) in cash; and (ii) US$4,663,260 (or 70% of the Skynet Consideration) in China.com restricted shares as further described in
     Section 3 ("SKYNET RESTRICTED SHARES");

Skynet Beneficial Holder   Percentage       Cash       Restricted Shares
------------------------   ----------   ------------   -----------------
Mr. Zhao                      74.5      US$1,488,912      US$3,474,129
Datahouse Group Limited       25.5      US$  509,628      US$1,189,131
Total                          100%     US$1,998,540      US$4,663,260

     2.5 The Closing. The closing of the sale and purchase of the Tridal Held Shares and the Skynet Held Shares (the "CLOSING") shall take place on March 17, 2006 at the offices of China.com or at such other place and time or on such other date as is mutually agreed to in writing by the Parties (the "CLOSING DATE"). Upon the satisfaction or waiver by the appropriate Party or Parties of all of the conditions precedent set forth herein, the Sellers shall deliver at the Closing to the Purchaser or a third party designated by the Parties share certificates properly issued by the Company and registered in the name of the Purchaser representing the number of Tridal Held Shares and the Skynet Held Shares respectively in the books and records of the Company.

                                    ARTICLE 3
                                RESTRICTED SHARES

     3.1 Grant of Restricted Shares. On March 27, 2006 or such other date no later than April 7, 2006, the Purchaser shall deliver to the Sellers share certificates in respect of the China.com restricted shares to be issued as part of the Total Consideration to be paid in accordance with Sections 2.4(a)(ii) and 2.4(b)(ii) (the "RESTRICTED SHARES"). The number of Restricted Shares provided as part of the Total Consideration shall be calculated as follows:

     (a) in respect of the Tridal Restricted Shares, US$8,503,650 divided by the Conversion Price (converted to HK$ in accordance with Section 3.2);

     (b) in respect of the Skynet Restricted Shares, US$4,663,260 divided by the Conversion Price (converted to HK$ in accordance with Section 3.2).

     Where the "Conversion Price" is the average per share closing price of China.com Shares quoted on the Growth Enterprise Market in Hong Kong for the thirty (30) trading days prior to February 16, 2006.

     3.2 Conversion Foreign Exchange Rate. For the purposes of Section 3.1, the conversion from United States Dollars to Hong Kong Dollars shall be at the rate of 1:7.8 of United States Dollars to Hong Kong Dollars.

     3.3 Terms of Restricted Shares. The Restricted Shares will vest over a period of two years with 25% vesting on the first six-month anniversary of the Closing Date and 12.5% vesting on each subsequent three-month anniversary of the Closing Date thereafter (the "RESTRICTED PERIOD"). The Restricted Share can only be sold or transferred after they have vested but they shall not in any event be subject to forfeiture by whatsoever means.

     3.4 Voting Rights and Dividends. The holder of the Restricted Shares will have all voting rights and rights to dividends paid in cash with respect to vested Restricted Shares. The Company will retain any dividends paid in stock with respect to unvested Restricted Shares, and shall immediately distribute such stock dividends to the respective holders of the Restricted Shares as soon as such Restricted Shares have vested.

     3.5 Holding of Restricted Shares. China.com will upon Closing, transfer physical custody of the Restricted Shares to Skynet and Datahouse Group Limited entitled thereto on the Closing Date and do all other things necessary to ensure that Skynet and Datahouse Group Limited become the legal and beneficiary owners of the Restricted Shares. The share certificate will bear a restrictive legend satisfactory to China.com.

     3.6 Transfer of Restricted Shares. The Restricted Shares are not transferable, except through the laws of descent and distribution, before vesting. All transfer of Restricted Shares shall be done through China.com and must be made in accordance with applicable laws. After vesting, the Purchaser shall, and shall procure China.com to offer its best assistance to effect and complete any transfer of the Restricted Shares within thirty (30) days after either Tridal or Skynet submits a written request of the proposed transfer. For the avoidance of doubt, the cost for effecting and completing any transfer of the Restricted Shares shall be equally borne by the Purchaser and the requesting party being either Tridal or Skynet.

     3.7 Repurchase Undertaking. Subject to Section 7.2, the Purchaser agrees to provide a share repurchase protection for the then unsold Restricted Shares within thirty (30) days upon the expiration of two (2) years after the Closing Date (the "WINDOW PERIOD") at the repurchase price provided that Mr. Dai's employment contract with the Company or any of its Subsidiaries (the "MR. DAI'S EMPLOYMENT CONTRACT") and Mr. Zhao's employment contract with the Company or any of its Subsidiaries (the "MR. ZHAO'S EMPLOYMENT CONTRACT") have not been earlier terminated prior to the expiration of the 2-year term except for (a) termination by Company or its Subsidiary, or (b) termination by mutual agreement between the Company and Mr. Dai or Mr. Zhao and the Sellers have demonstrated to the Purchaser that they have used their best efforts to reasonably attempt to sell the Restricted Shares as they vest during the two (2) year period after the Closing Date. The repurchase price shall be equal to 97% of the forty-five (45) days average trading price of China.com Shares prior to the date the Sellers jointly deliver or each of the Sellers separately delivers a written notice to the Purchaser requesting for the share repurchase within the Window Period.

                                    ARTICLE 4
                              CONDITIONS TO CLOSING

     4.1  Conditions to Closing by Purchaser.

     The obligations of the Purchaser under this Agreement are subject to the satisfaction of the following conditions precedent by the Sellers and the Beneficiaries (jointly and severally) on or before the Closing, which may be waived by the Purchaser in whole or in part at its sole discretion:

     (a) Representations and Warranties. Each of the representations and warranties made by the Warrantors in this Agreement shall be true and correct in all material respects.

     (b) Performance. Each of the Warrantors shall have performed and complied with, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by either Warrantor at or before the Closing.

     (c) Consents and Approvals. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit either Seller and the Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect as at the Closing Date. No statute, rule or regulation, order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

     (d) Key Employees. The Company or its any Subsidiary shall have entered into employment agreements with a minimum term of two (2) years with each of Mr. Dai, Mr. Zhao, Mr. Fang Xiao Ri, Mr. Lin Wei and Ms. Xu Bing Hui as set forth in the form of SCHEDULE F hereof.

     (e) Legal Action. As of the Closing Date, there will not be any actual written threats or any action, proceeding or other application pending before any court or Governmental or Regulatory Authority in relation to the Company or the Equity Interest which will have Material Adverse Effect on the transactions contemplated hereby.

     (f) No Material Adverse Change. From February 28, 2006 to the Closing Date and as at the Closing Date, there shall not have been occurred any Material Adverse Effect on the Equity Interest, any of the Assets or any operation or financial performance of the Company.

     (g) Share Transfers/Certificates. The Purchaser shall have received duly executed transfers of the Equity Interest in its favor, in a registerable form and in accordance with the Company's Constitution representing the Equity Interest, together with share certificates for such Equity Interest and all other consents, approvals and/or documents needed by the Purchaser to register the transfers and obtain ownership of the Equity Interest as the Purchaser may require.

     (h) Board Approval of the Company. The Board of the Company (the "BOARD") shall have: (i) approved the execution of this Agreement and the transactions contemplated herein; and (ii) approved the transfer of the Equity Interest.

     (i) Sellers' Approval. On or before the Closing Date, each Seller's board shall have approved the execution of this Agreement and the transactions contemplated herein by each Seller and approved the transfer of the relevant Equity Interest.

     (j) Board Appointee/Subsidiary Board Appointee/Legal Representative. Effective as of the Closing Date, the designees of the Purchaser shall have been elected: (i) to the Board; and (ii) each board of directors of each Subsidiary of the Company ("SUBSIDIARY BOARDS"), and the directors of the Company and/or its Subsidiary nominated by any Seller or Beneficiary shall have resigned so that the Board and the Subsidiary Boards shall be made-up of all Purchaser appointees, but so that properly constituted boards are in existence at all times. Effective as of the Closing Date, the designees of the Purchaser shall be appointed as legal representative of the Company and its each Subsidiary and any legal representative appointed by any Seller or Beneficiary shall resign.

     (k) Change of Bank Authorities. The delivery to the Purchaser of duly completed bank authorities approved by each of the Company's bankers and the Board and each of the Company's Subsidiaries' bankers and each Subsidiary Boards authorising the operation of each of the Company's bank accounts solely by nominees of the Purchaser.

     (l) Delivery of Company Seal and Books & Records. The delivery to the Purchaser of the Company's and its each Subsidiary's books and records, the common seal and any other company seals of the Company and its Subsidiary including without limitation to delivering all bank chops, company chops, company seals and corporate record books.

     (m) Personal Guarantees. Personal guarantees in substantially the same form as set out in SCHEDULE B have been provided to the Purchaser by Mr. Dai and Mr. Zhao respectively.

     (n) Financial Results. The completion of an audit of the financial results of the Company and its Subsidiaries for 2005 shall be conducted at the expense of the Company under Hong Kong GAAP.

     (o) Oriental Appointment. The purported appointment of Oriental Patron Asia Limited in connection with a potential listing of HK Online Games on the Growth Enterprise Market of Hong Kong shall be withdrawn/cancelled and voided and Oriental shall be notified in writing accordingly.

     (p) Travia 2 - Business Plan. A business plan for the launch of Travia 2 including details of the plan to incorporate the existing user base in a form as attached as SCHEDULE G hereof has been delivered to the Purchaser.

     (q) No Default under Agreements. There shall have been no material default by any of the Warrantors under each of the following agreements (i) Option Agreement; (ii) Security Agreement (the "SECURITY AGREEMENT") both made as of February 27, 2004 by the Company, Hong Kong Online Games Investment Holding Limited, a company wholly owned by the Company and 17game in favor of the Purchaser (as amended); (iii) Shareholders Agreement (the "SHAREHOLDERS AGREEMENT") made as of February 27, 2004 by and among the Purchaser, the Company, the Warrantors and 17game (as amended); (iv) Share Purchase Agreement (the "FIRST SHARE PURCHASE AGREEMENT") made as of August 27, 2004 by and among the Purchaser, the Company, Tridal, Mr. Dai; (v) Share Subscription and Purchase Agreement (the "SECOND SHARE PURCHASE AGREEMENT") made as of August 12, 2005 by and among the Purchaser, the Company, Tridal, Skynet, Mr. Dai and Mr. Zhao.

     (r) Key Positions. After consultation with Mr. Dai and Mr. Zhao, effective as of the Closing Date, at most three (3) designees of the Purchaser shall have been appointed to senior management positions of the Company or 17game or the Company's other Subsidiaries at the Purchaser's sole discretion.

     4.2  Conditions to Closing by Sellers.

     The obligations of the Sellers under this Agreement are subject to the satisfaction of the following conditions precedent by the Purchaser on or before the Closing, which may be waived by the Sellers in whole or in part at their sole discretion:

     (a) Representations and Warranties. Each of the representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects.

     (b) Performance. The Purchaser shall have performed and complied with, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Purchaser at or before the Closing.

     (c) Consents and Approvals. All consents, approvals and actions of, filings with and notices to any third party, Governmental or Regulatory Authority necessary to permit either Seller and the Company to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, and shall be in full force and effect as at the Closing Date. No statute, rule or regulation, order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental or Regulatory Authority of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

     (d) Legal Action. As of the Closing Date, there will not be any actual written threats or any action, proceeding or other application pending before any court or Governmental or Regulatory

Authority which will have Material Adverse Effect on the transactions contemplated hereby.

     (e) Total Consideration. The Sellers shall have received duly executed transfers of the Total Consideration in its favor pursuant to Section 2 hereof, with Tridal Restricted Shares and Skynet Restricted Shares in a registerable form and in accordance with China.com's Constitution representing such shares, together with share certificates for such shares and all other consents, approvals and/or documents needed by the Sellers to register the transfers and obtain ownership of such shares as the Sellers may require.

     4.3 The Purchaser and the Sellers acknowledge that except for a condition to be completed by the Purchaser as required under Section 4.2(e) above which can be completed by March 27, 2006, all the conditions precedent listed under Sections 4.1 and 4.2 can be fully completed or waived on March 17, 2006. If either of the Purchaser or the Sellers asserts in writing (the "REQUESTING PARTY") that any of the conditions precedent cannot be completed or waived on March 17, 2006, this Agreement shall be automatically terminated. Each Party's further rights and obligations cease immediately on termination, but termination does not affect each Party's accrued rights and obligations at the date of termination. The Requesting Party shall be liable for any loss, including but not limited to any cost and expenses that are incurred by the non-Requesting Parties during the preparation for this Agreement and reasonable legal or other costs associated with the enforcement or realisation of such indemnity, suffered by the non-Requesting Parties due to the termination of this Agreement.

     4.4 In the event that a condition to be completed by the Purchaser as required under Section 4.2(e) above is not fulfilled on March 27, 2006, the Purchaser agrees to pay a liquidated damage of US$ 3,000 on a daily basis from March 28, 2006 until such a condition under Section 4.2(e) can be fully completed. However, notwithstanding the preceding sentence, if the Purchaser still cannot fulfill the condition under Section 4.2(e) on April 7, 2006, then the Parties hereto shall not be bound to proceed with the Closing and this Agreement shall automatically be terminated. However, in addition to the liquidated damages payable by the Purchaser to the Sellers, the Purchaser shall be liable for any loss, including but not limited to any cost and expenses that are incurred by the Sellers during the preparation for this Agreement due to the termination of this Agreement.

                                    ARTICLE 5
                REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

     5.1 The Warrantors hereby jointly and severally represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows:

     (a) Corporate Status. Each of the Sellers, the Company and its each Subsidiary is a company duly organized, validly existing and in good standing under the laws of the jurisdiction where it was incorporated.

     (b) Power and Authority. Each of the Warrantors has full power and authority to execute and deliver, and to perform in accordance with this Agreement, and has taken all necessary action to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated herein.

     (c) Enforceability. This Agreement has been duly executed and delivered by each of the Warrantors and constitutes the legal, valid and binding obligation of such Warrantor, enforceable against such Warrantor in accordance with its respective terms, except enforcement thereof (whether in proceedings at law or in equity) may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     (d) Non-Contravention. The execution and delivery by each Warrantor of this Agreement, the consummation of the transactions contemplated herein, and the compliance by such Warrantor with the terms and provisions hereof do not result in or constitutes, and will not result in or constitute (with or without due notice or lapse of time or both): (i) a default, breach or violation of its Memorandum and Articles of Association, as amended, or any other organizational document or any material agreement to which it is a party, or by which any of its properties or assets is bound; (ii) a violation of any statute, rule, regulation, order, writ, judgment, injunction, determination, award or decree of any court, public body or authority or any other restriction of any kind or character by which it or any of its properties or assets may be bound or subject; or (iii) an event requiring it to give notice, complete any registration, deregistration, filing or application or seek any consent, approval, authorization, order license, qualification, permit or waiver except for those that would have been given, completed or obtained prior to the Closing Date.

     (e) Capitalization.

          (i) the authorized capital stock of the Company consists of 50,000 ordinary shares of par value US$1.00. As of the date hereof, there are outstanding 47,248 ordinary shares of par value US$1.00. None of the Equity Interest has been transferred, sold, exchanged, assigned or given as a gift, granted as a security interest, pledged or encumbered, made part of any voting trust or other agreement or arrangement with respect to the transfer of voting rights therein;

          (ii) the authorized capital stock of each Subsidiary is set out in SCHEDULE A;

          (iii) all outstanding shares of capital stock of the Company and its each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 5.1(e), there are no outstanding: (1) shares of capital stock or voting securities of the
     Company: (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (3) options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Sections 5.1(e)( iii)(1), 5.1(e)( iii)(2) and 5.1(e)( iii)(3) being referred to are collectively the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiary to repurchase, redeem or otherwise acquire any Company Securities;

          (iv) Except for the purported option grant to purchase 1,260 shares of the Company at the strike price of US$238.09 offered to Mr. Roger Jia Xiao Huang ("MR. HUANG") under the offer letter dated August 31, 2005, there is no option, right to acquire, pre-emptive rights, conversion rights, mortgage, charge, pledge, lien or other form of security or any other agreement or commitment of any nature whatsoever, over or affecting the Equity Interest or any of the authorized capital stock of any Subsidiary of the Company and there is no agreement or commitment to give or create any of the foregoing.

          (v) there are no commitments in place under which the Company or its any Subsidiary is obligated at any time to issue any shares or other securities of the Company or its Subsidiary as the case may be.

          (vi) there is no restriction(s) on sale or transfer of any of the Equity Interest to the Purchaser whatsoever.

     (f) Financial Data/Financial Performance. The financial reports and books, bank statements of the Company or its Subsidiaries disclosed as of February 28, 2006 in SCHEDULE E to the Purchaser as of Closing are free of any material error, and are not misleading or inaccurate in any material respect.

     (g) User Data. The user data of the Company or its Subsidiaries disclosed as of February 28, 2006 and having been notarized by Beijing Haidian District Notary Office on March 15, 2006 is free of any material error, and is not misleading or inaccurate in any material respect.

     (h) Books and Records. The minute books, statutory books and registers and other similar records of the Company and its Subsidiaries, as made available to the Purchaser prior to the execution of this Agreement, contain a true and complete record of all actions taken at all Board, shareholder meetings and by all written consents in lieu of meetings of the equity holders, the boards of directors of the Company, respectively. The share transfer ledgers and other similar records of the Company, as made available to the Purchaser prior to the execution of this Agreement, accurately reflect all record transfers prior to the execution of this Agreement in the equity of the Company.

     (i) Material Contracts. SCHEDULE H contains a list of all contracts with a single contract value that exceeds US$10,000, or a series of contracts value aggregately exceed US$30,000 or any guarantee document (the "MATERIAL CONTRACTS") to the Purchaser.

     (j) Title to Equity Interest. The Tridal Held Shares and the Skynet Held Shares have been duly and validly issued in compliance with all applicable law and are fully paid, non-assessable and was not issued in violation of or subject to any preemptive rights, put or call rights or obligations, rights of first refusal, anti-dilution rights or liquidation rights or other rights to subscribe for or purchase Company Securities. The Sellers are the record and beneficial owner of, or the agent of the beneficiary owner, and has good and marketable title to the Tridal Held Shares and the Skynet Held Shares respectively that they are selling to the Purchaser hereunder, free of any and all liens, options, pre-emptive rights, conversion rights, mortgage, charge, pledge, debts or obligations in favor of, or claims of, any other Person, except the obligations created by this Agreement.

     (k) Except as disclosed in SCHEDULE D to the Purchaser, there are no liabilities of the Company or its any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than: (i) liabilities provided for in the financial information provided to the Purchaser as attached in SCHEDULE E; (ii) other undisclosed liabilities which, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

     (l) Litigation. Except as disclosed in SCHEDULE D, there is no action, claim, suit, inquiry, proceeding or investigation by or before any court or governmental agency pending or threatened against or involving any of the Sellers, the Company or any of the Company's Subsidiaries which could have a Material Adverse Effect on the transactions contemplated herein.

     (m) Intellectual Property. There is no Intellectual Property owned by the Sellers and/or the Beneficiaries necessary for the operation and business of the Company and/or its Subsidiaries.

     (n) Game Licenses. Except for the dispute involving the Travia game license and the expiration of the term of Droiyan game license disclosed in SCHEDULE D, the licenses for the exclusive right to operate the online games Yulgang and Travia in the PRC from the respective games' developer and owners are legal, valid, binding, enforceable, in good standing and in full force and effect. Except for the dispute involving the Travia game license, none of the game licenses are subject to any outstanding injunction, judgment, order, decree, ruling, or charge and, based on the knowledge of the Warrantors, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been filed or is threatened which challenges the legality, validity, enforceability, or use of the game licenses.

     (o) Employment. Except for the information disclosed in SCHEDULE D, with respect to each agreement with employees of the Company, 17game and any other Subsidiary of the Company, the Company, 17game and each Subsidiary of the Company have duly performed and complied with all of their obligations in all material respects (including, but not limited to, the making all payments for services rendered and other benefits).

     (p) Related Party Transactions. Except as incurred in the ordinary course of business on an arm's-length basis, (i) there are no inter-company Liabilities between the Company or its any Subsidiary, on the one hand, and any Sellers or Beneficiaries, on the other, (ii) neither of any Sellers nor Beneficiaries provides or causes to be provided any assets, services or facilities to the Company, or any of its Subsidiaries, (iii) none of the Company, or any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any Sellers or Beneficiaries and (iv) none of the Company, or its any Subsidiaries beneficially owns, directly or indirectly, any assets of any Sellers or Beneficiaries.

     (q) Qualified to do Business. The Company and its each Subsidiary are duly qualified, licensed or admitted to do business in each of the jurisdiction in which it conducts business to the extent that such qualification, licensure or admission is required by that jurisdiction's laws and has full corporate power to own its properties, assets and business and to carry on its business operations.

     (r) Taxes. Except for the information disclosed in SCHEDULE D, the Company and its each Subsidiary have duly filed all returns, computations, notices and information required to be made or provided by it for any tax purpose (including without limitation, income tax, capital gains tax, goods and services tax, fringe benefits tax, payroll tax, group tax, water and municipal rates and stamp and customs duty) (the "TAX OR DUTY RETURN") and the same have been made or given within the requisite periods and on a proper basis and when made were true and accurate in all material respects and are up to date and none of them is or likely to be the subject of any dispute with any tax authority. Moreover, except for the information disclosed in SCHEDULE D, the Company and its each Subsidiary have paid when due, and has withheld, deducted and accounted to the relevant authorities for, all taxes, levies, assessments, contributions, fees, rates, duties, and other governmental or municipal charges or impositions (including without limitation provisional taxation, income tax, capital gains tax, goods and services tax, fringe benefits tax, payroll tax, group tax, water and municipal rates and stamp and customs duty) which it has become liable to pay, withhold, deduct or account for on or before the date hereof. For the purposes of this section "a liability to pay" includes a liability to pay any penalty or interest.

     (s) Disclosure and Information. Except for the information disclosed in SCHEDULE D, no representation, warranty or statement contained in this Agreement and given by the Warrantors, or on their behalf and no statement made by them or on their behalf contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any respect.

     (t) No Bankruptcy or Insolvency. Except for the information disclosed in SCHEDULE D, (1) no order has been made, petition presented or resolution passed for the liquidation, bankruptcy or dissolution of the Company or any of its Subsidiaries or the Seller or for the appointment of a liquidation committee to the Company or any of its Subsidiaries or the Seller; (2) the Company or any of its Subsidiaries or the Seller is not insolvent or unable to pay its debts as they fall due; (3) no distress, execution or other process has been levied on an asset of the Company or any of its Subsidiaries or the Seller.

     (u) Disclosure in connection with Travia Dispute. All material facts or circumstances relating to the dispute involving the Travia game license have been fully and properly disclosed to the Purchaser and there are no facts or circumstances which have not been disclosed to the Purchaser which might reasonably be expected adversely to affect the financial position, operations, profitability or prospects of the Company as a result of the dispute involving the Travia game license. All information given either in writing (whether in document, email, spreadsheet or other form) by, or on behalf of, the Company, either Seller, (including any director and the manager of overseas business division of the Company and 17game) to the Purchaser in connection with the dispute involving the Travia game license is true and correct in all material respects and none of the information provided to the Purchaser by, or on behalf of, the Company or either Seller (including any director and the manager of overseas business division of the Company and 17game) is misleading in any particular, whether by omission or otherwise.

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     6.1 The Purchaser represents and warrants to each Warrantors, as of the date hereof and as of the Closing Date, as follows:

          (a) Corporate Status. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction where it was incorporated.

          (b) Power and Authority. It has the full corporate power and authority to execute and deliver, and to perform in accordance with this Agreement, and has taken all necessary actions to authorize and approve the execution, delivery and performance of this Agreement and the transactions contemplated herein.

          (c) Enforceability. This Agreement has been duly executed and delivered by it, and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its respective terms, except enforcement thereof (whether in proceedings at law or in equity) may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

          (d) Non-Contravention. The execution and delivery by the Purchaser of this Agreement, the consummation of the transactions contemplated herein and therein, and the compliance by the Purchaser with the terms and provisions hereof and thereof do result in or constitute, and will not result in or constitute (with or without due notice or lapse of time or both): (i) a default, breach or violation of the Memorandum and Articles of Association of the Purchaser, as amended, or any other organizational document of the Purchaser or any material agreement or contract to which the Purchaser is a party, or by which any of their properties or assets is bound; or (ii) a violation of any statute, rule, regulation, order, writ, judgment, injunction, determination, award or decree of any court, public body or authority or any other restriction of any kind or character by which the Purchaser or any of its properties or assets may be bound or subject; or (iii) an event requiring it to give notice, complete any registration, deregistration, filing or application or seek any consent, approval, authorization, order license, qualification, permit or waiver except for those that would have been given, completed or obtained prior to the Closing Date.

          (e) Litigation. There is no action, claim, suit, inquiry, proceeding or investigation by or before any court or governmental agency pending or threatened against or involving the Purchaser which could have a Material Adverse Effect on the transactions contemplated herein or could have a material negative impact on the stock price of China.com.

          (f) Disclosure and Information. No representation, warranty or statement contained in this Agreement and given by it, or on its behalf and no statement made by it or on its behalf contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any respect. Except for the change of chief financial officer of China.com and the profit and earning of China.com of year 2005 which have been properly disclosed to the Sellers, there is no event (the "EVENT") having taken place before the Closing which shall have Material Adverse Effect on the trading price of China.com Share and should be publicly announced within thirty (30) days after the Closing Date.

          (g) Available Funds. The Purchaser shall have available to it as of the date hereof and as of the date on the Closing Date, cash or capital commitments sufficient to fund the Total Consideration.

                                    ARTICLE 7
                              FURTHER UNDERTAKINGS

     7.1 Termination of Agreements. Subsequence to Closing, the Parties agree that the Loan Agreement, Shareholders Agreement, Option Agreement and Security Agreement shall cease their effectiveness and be terminated.

     7.2 No Purchase of China.com Shares. The Warrantors agree not to purchase or cause their Affiliates to purchase the shares of China.com within forty-five
(45) days prior to the Window Period.

     7.3 From February 28, 2006 until Closing, the Sellers must, unless the Purchaser otherwise agrees in writing: (a) carry on the business of the Company and its Subsidiaries in the normal ordinary course, use efforts consistent with past practice and policies to preserve intact their respective present business organization, keep available the services of their respective present officers, consultants and employees and preserve their relationships with customers, suppliers and distributors and others having business dealings with them; (b) use all reasonable endeavors to preserve the goodwill and assets of the Company and its Subsidiaries; (c) continue to collect debts in relation to the Company and its Subsidiaries in a manner which is consistent with past practice. The Sellers shall cause the officers of the Company to confer at such times as the Purchaser may reasonably request with representatives of the Purchaser to report operational matters of a material nature and to report the general status of the ongoing operations of the business of the Company and its each Subsidiary. Notwithstanding the foregoing, the Sellers and the Company may not and will not without the prior written consent of the Purchaser (which shall not be unreasonably withheld):

     (a) other than in the ordinary course of business consistent with prior practice, enter into any commitment or transaction, including but not limited to any purchase of Assets (other than supplies or cash equivalents) for a purchase price in excess of US$5,000;

     (b) other than in the ordinary course of business consistent with prior practice, enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights;

     (c) other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any respect the terms thereof in an adverse manner; or

     (d) modify in any material respect existing discounts or other terms and conditions with third parties in a manner adverse to the Company or its any Subsidiary.

     (e) without obtaining the prior written consent of the Purchaser, neither any Sellers nor the Company will: (i) incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise; (ii) cause any existing debt facility to be drawn down.

     7.4 Cooperation. Each Purchaser, Seller, Beneficiary and the Company agrees and undertakes to promptly use its reasonable efforts to assist each other to execute all documents, papers, forms, authorizations, declarations or oaths, obtain the consents, releases and waivers of third parties and Governmental or Regulatory Authority, and take any other steps that may be necessary to do so in order to consummate the transactions contemplated herein.

     7.5 Non-Competition. For the purpose of this Section 7.5, the following definitions shall have the following meaning:

          "Business" means the business conducted by the Company, 17game and other Company's Subsidiaries as at the commencement of the Restricted Period and during the preceding calendar year in relation to online game business.

          "Restrained Business" means a business or operation substantially similar to, or competitive with, the Business as at the Closing.

          "Restraint Area" means each of the following:

     (i)  PRC;

     (ii) Hong Kong;

     (iii) Taiwan; and

     (iv) Macau;

          "Restraint Period" means the period for twelve (12) months upon the termination of Mr. Dai's Employment Contract or the termination of Mr. Zhao's Employment Contract.

     (a) Neither Seller nor Beneficiary shall during any of the Restraint Period and within any of the Restraint Areas conduct, carry on or promote (whether on its own account, in partnership, in joint venture or as employee or agent of or manager for any other person) any Restrained Business.

     (b) During Restraint Period and within any Restraint Area, the Sellers and the Beneficiaries must not:

          (i) secure or seek to attract the custom of any person who is at commencement of the Restricted Period, a customer or a supplier including any game licensor of the Company, 17game or the Company's Subsidiaries;

          (ii) use a name which is similar to the present name of the Company, 17game or any of the Company's Subsidiaries or use any of the Intellectual Property of the Company or its Subsidiaries;

          (iii) disclose or use to its advantage or the disadvantage of the
     Purchaser: (1) the name of any customer or supplier including any game licensor of the Company, 17game or the Company's Subsidiaries; (2) any of the Intellectual Property of the Company or its Subsidiaries; or (3) any of the trade secrets, secret or confidential operations, processes or dealings of, or any confidential information relating to, the Company or its organisation, finances, transactions or affairs;

          (iv) seek to engage or engage the services of any person who is or becomes an employee of service provider or supplier including any game licensor to the Company, 17game or the other Company's Subsidiaries.

     (c) Each of the restraints in this Section 7.5 resulting from the various combinations of the Restraint Period and the Restraint Areas is a separate, severable and independent restraint and the invalidity or unenforceability of any of such restraints does not affect the validity or enforceability of any of the other restraints in those sections.

     (d) The Sellers and the Beneficiaries acknowledge that each of the restraints in Section 7.5 is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of each Party to this Agreement and goes no further than that is reasonably necessary to protect the Purchaser as buyer of the Equity Interest in respect of the goodwill of the Company and the Business.

                                    ARTICLE 8
                   INDEMNIFICATION; LIMITATIONS ON LIABILITIES

     8.1 Indemnification of the Company and the Purchaser.

     (a) The Beneficiaries and the Sellers shall jointly and severally indemnify the Company, the Purchaser and the Purchaser's and the Company's officers, directors, shareholders in respect of, and hold each of them harmless from and against, any and all loss or Liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with:

          (i) any material misrepresentation, inaccuracy in or material breach of any representation or warranty or the material non-fulfilment of, or material failure to perform, any covenant or agreement on the part of any Beneficiaries and the Sellers contained in this Agreement;

          (ii) any non-payment of any national, provincial or local taxes payable by Mr. Dai, Mr. Zhao and Xiao Ri Fang, in connection with delivery of the Total Consideration directly from the Purchaser to Mr. Dai, Mr. Zhao and Mr. Xiao Ri Fang provided that the Company, the Purchaser and China.com should use their reasonable efforts to assist Mr. Dai, Mr. Zhao and Mr. Xiao Ri Fang to achieve the best possible tax planning.

          (iii) In the event that Mr. Dai's Employment Contract is terminated prior to its first anniversary for any reason except for (a) termination by Company or its Subsidiary, or (b) termination by mutual agreement between Mr. Dai and the Company or its Subsidiary, Mr. Dai and Tridal agree to pay the Purchaser the amount which shall be calculated by multiplying the number of the then unvested Tridal Restricted Shares by the closing price of China.com Shares quoted on the Growth Enterprise Market in Hong Kong for the last trading day preceding the date of the termination of employment. If Mr. Dai's Employment Contract is terminated after its first anniversary and before its second anniversary for any reason except for (a) termination by the Company or its Subsidiary, or (b) termination by mutual agreement between Mr. Dai and the Company or its Subsidiary, Mr. Dai and Tridal jointly and severally agree to pay the Purchaser 50% of the amount which shall be calculated by multiplying the number of the then unvested Tridal Restricted Shares by the closing price of China.com Shares quoted on the Growth Enterprise Market in Hong Kong for the last trading day preceding the date of the termination of employment. However, in any event, Mr. Dai agrees to give the Company three
     (3)-month prior notice for termination of the Mr. Dai's Employment
     Contract.

          (iv) In the event that Mr. Zhao's Employment Contract is terminated prior to its first anniversary for any reason except for (a) termination by Company or its Subsidiary, or (b) termination by mutual agreement between the Company and Mr. Zhao, Mr. Zhao and Skynet agree to pay the Purchaser the amount which shall be calculated by multiplying the number of the then unvested Skynet Restricted Shares by the closing price of China.com Shares quoted on the Growth Enterprise Market in Hong Kong for the last trading day preceding the date of the termination of employment. If Mr. Zhao's Employment Contract is terminated after its first anniversary and before its second anniversary for any reason except for (a) termination by Company or its Subsidiary, or (b) termination by mutual agreement between Mr. Zhao and the Company, Mr. Zhao and Skynet jointly and severally agree to pay the Purchaser 50% of the amount which shall be calculated by multiplying the number of the then unvested Skynet Restricted Shares by the closing price of China.com Shares quoted on the Growth Enterprise Market in Hong Kong for the last trading day preceding the date of the termination of employment. However, in any event, Mr. Zhao agrees to give the Company three (3)-month prior notice for termination of the Mr. Zhao's Employment Contract.

     (b) The Beneficiaries shall jointly and severally indemnify the Purchaser and the Company and the Purchaser's and the Company's officers, directors and shareholders in respect of, and hold each of them harmless from and against, 52% of any and all loss or Liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with any Enet CCR game license dispute or any future dispute with mGame KRG (if any) provided however that the total liabilities, obligations, losses, damages, penalties, claims, demands, actions, suits, judgments and any and all reasonable costs and expenses (including reasonable attorneys' fees and expenses) of whatsoever kind and nature of such disputes shall be subject to an aggregate cap of US$ 520,000.

     (c) If any of the Company, the Purchaser and the Purchaser's and the Company's officers, directors and shareholders is entitled to indemnification under this Section 8.1 for some or a portion of the loss or Liability suffered, incurred or sustained by it but not for the total amount, each of the Sellers and the Beneficiaries shall, jointly and severally, indemnify them for the portion of such loss or Liability as to which any of them is so entitled.

     8.2 Indemnifications of the Sellers and Beneficiaries.

     (a) The Purchaser shall indemnify the Sellers and the Beneficiaries, the Sellers' officers, directors, shareholders and the Sellers' and the Beneficiaries' Affiliates in respect of, and hold each of them harmless from and against, any and all loss or Liability suffered, incurred or sustained by any of them, resulting from, arising out of or associated with any material misrepresentation, inaccuracy in or material breach of any representation or warranty or the material non-fulfilment of, or material failure to perform, any covenant or agreement on the part of the Purchaser contained in this Agreement;

     (b) Notwithstanding Section 8.2(a) above, the Purchaser shall indemnify the Sellers and the Beneficiaries in respect of, and hold each of them harmless from and against the losses resulting from misrepresentation under Section 6.1(f) resulting in the decrease of the trading price of China.com Shares. Such losses to be indemnified by the Purchaser are the price difference which shall be calculated between the Conversion Price of each China.com Shares multiplying the number of the Restricted Shares minus the number of the Restricted Shares multiplying the closing price of each China.com Shares quoted on the Growth Enterprise Market in Hong Kong on the date of disclose the Event.

     8.3 Method of Asserting Claims.

     (a) A Party requesting the indemnification (the "INDEMNIFIED PARTY") shall give the defaulting Party(ies) (the "INDEMNIFYING PARTY(IES)") notice of any matter which such Indemnified Party has reasonably determined has given or could give rise to a claim under this Agreement, within thirty (30) days of such determination ("CLAIM NOTICE"), stating the amount of the loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such claim is made or arises. The obligations and Liabilities of the relevant Indemnifying Party(ies) under this Section 8 with respect to losses arising from claims of any third party which are subject to the indemnification provided for in this Section 8 ("THIRD PARTY CLAIM") shall be governed by and be contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, such Indemnified Party shall give the relevant Indemnifying Party(ies) notice of such Third Party Claim within thirty (30) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the relevant Indemnifying Party(ies) from, or provide a defense against, any of their obligations under this Section 8. If the relevant Indemnifying Party(ies) acknowledge in writing their obligation to indemnify the Indemnified Party hereunder against any losses that may result from such Third Party Claim, then the relevant Indemnifying Party(ies) shall be entitled to assume and control the defense of such Third Party Claim at their expense and through counsel of their choice if they give notice of their intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the relevant Indemnifying Party(ies), then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the relevant the Indemnifying Party(ies). In the event that the relevant Indemnifying Party(ies) exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the relevant Indemnifying Party(ies) in such defense and make available to the relevant the Indemnifying Party(ies) all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the relevant Indemnifying Party(ies). Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the relevant Indemnifying Party(ies) shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the possession of the relevant Indemnifying Party(ies) or under their control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the relevant Indemnifying Party(ies) without the prior written consent of the Indemnified Party.

     (b) If the Indemnifying Party desires, or is required, to make the Indemnified Party whole, then the Indemnifying Party shall, within fourteen (14) days of receiving the Claim Notice, make an offer to settle the claim to the Indemnified Party. The Indemnifying Party shall be liable for the full amount of any claim plus interest at a commercial rate.

     (c) For the avoidance of doubt, it is not necessary for an Indemnified Party to incur expense or make payment before enforcing a right of indemnity conferred by this Section and in any dispute the onus of disproving that a Third Party Claim shall be on the Indemnifying Party.

                                    ARTICLE 9
                                  ANNOUNCEMENT

     9.1 The Parties agree that the Purchaser shall ensure that China.com should not disclose the information related to the Beneficiaries (except for the information that they will have signed an employment agreement with the Company and the indemnity in connection with the termination of such employment agreements) in any public announcement unless otherwise required to be disclosed by a rule of Hong Kong Stock Exchange or other relevant regulatory authority.

                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1 Notices. All notices and other communications provided for or permitted hereunder shall be in writing and delivered by hand or sent through an internationally recognized courier service or by facsimile transmission:

     IF TO EACH OF THE WARRANTORS:

     Address:   c/o Beijing 17game Network Technology Co., Ltd.
                11/F, Wenbo Building, Jia#2 Gaoyuan Street
                Chaoyang District, Beijing 100029, PRC
     Fax:       (8610)-84640035
     (at such telephone or facsimile number as otherwise provided)

     IF TO THE PURCHASER:

     Address:   c/o China.com Inc.
                34/F Citicorp Centre
                18 Whitfield Road
                Causeway Bay
                Hong Kong
     Attention: Company Secretary
     Fax:       (852) 2237-7227
     (at such telephone or facsimile number as otherwise provided)

     All such notices and communications shall be deemed to have been duly given and delivered: if delivered by hand, when personally delivered; if delivered by courier, three Business Days after being dispatched; and, if sent by facsimile transmission, when receipt acknowledged. Any of the above addresses may be changed by notice given in accordance with this Section 10.1.

     10.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region ("HONG KONG") of the PRC without giving effect to the conflicts of laws principles thereof.

     10.3 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought against any of the Parties in the courts of Hong Kong, and each of the Parties hereby consents to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding and waives any objection to venue laid therein. For purposes of this Agreement, process in any such suit, action or proceeding in any such courts may be served on the Parties anywhere in the world.

     10.4 Amendments; Waivers. This Agreement may be amended or otherwise modified only upon the written agreement of each of the parties hereto. A breach of any term or provision of this Agreement shall be waived only by written instrument of the party entitled to the benefits thereof. No waiver of any breach shall affect or alter this Agreement, but each and every term and provision of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

     10.5 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     10.6 Counterparts. This Agreement shall be executed in ten (10) originals by the Parties hereto, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     10.7 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     10.8 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall bind and inure to the benefit of each party's successors and permitted assigns; provided that no party hereto shall assign any of its rights hereunder or any interest herein without the prior written consent of the other parties hereto, and any purported assignment without such written consent shall be null and void.

     10.9 Entire Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto, contain the entire understanding of the parties hereto with respect to their subject matter. There are no restrictions, agreements, representations, warranties, covenants or undertakings other than those expressly set forth in such documents with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to such subject matter.

(LEFT BLANK INTENTIONALLY)

     IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be duly executed and delivered as of the day and year first above written.

SELLERS:

Signed, sealed and delivered by
TRIDAL PACIFIC LIMITED


Signature of Authorized Representative: /s/ Dai Hong
                                        --------------------------
Name of Authorized Representative:      Dai Hong
Title of Authorized Representative:     Director


Signed, sealed and delivered by
SKYNET GLOBAL LIMITED


Signature of Authorized Representative: /s/ Steve Xiaoming Zhao
                                        --------------------------
Name of Authorized Representative:      Steve Xiaoming Zhao
Title of Authorized Representative:     Director


BENEFICIARIES:

HONG DAI


By: /s/ Dai Hong
    --------------------------


Before: Name of Witness: /s/ Sun Haishan
                         --------------------------
Address of Witness:      China Resources Building
                         20th Floor, Beijing


STEVE XIAOMING ZHAO


By: Steve Xiaoming Zhao
Before: Name of Witness: Sun Haishan
Address of Witness:      China Resources Building
                         20th Floor, Beijing


By: Sun Haishan

PURCHASER:

PRIME LEADER HOLDINGS LIMITED


Signature of Authorized Representative: /s/ Albert Lam
                                        --------------------------
Name of Authorized Representative:      Albert Lam
Title of Authorized Representative:     CEO, China.com


COMPANY:

EQUITY PACIFIC LIMITED

Signature of Authorized Representative: /s/ Dai Hong
                                        --------------------------
Name of Authorized Representative:      Dai Hong
Title of Authorized Representative:     Director

SCHEDULE A

SUBSIDIARIES OF COMPANY

                          Place and date
Company name             of Incorporation       Incorporation number      Capitalization         Shareholdings
------------             ----------------   ---------------------------   --------------   ------------------------
Hong Kong Online Games   Hong Kong          No.865957                     HK$1,000,000     Equity Pacific 100%
Investment Holdings
Limited
(Chinese Characters)

Beijing 17game Network   Beijing, PRC       (Chinese Characters)          US$1,000,000     Hong Kong Online Games
Technology Co., Ltd                         019250 (Chinese Characters)                    Investment Holdings
(Chinese Characters)                                                                       Limited 100%

Beijing Jizhi Wangyou    Beijing, PRC       (Chinese Characters)          US$150,000       Hong Kong Online Games
Digital Network Co.,                        018896 (Chinese Characters)                    Investment Holdings
Ltd                                                                                        Limited 100%
(Chinese Characters)

Beijing Yiyou            Beijing, PRC       (Chinese Characters)          US$1,000,000     Hong Kong Online Games
Interactive Network                         020627 (Chinese Characters)                    Investment Holdings
Technology Co., Ltd                                                                        Limited 51%
(Chinese Characters)                                                                       (Chinese Characters) 49%

Beijing Hulian Jingwei   Beijing, PRC       No.1101052325056              RMB 1,000,000    (Chinese Characters) 30%
Technology                                                                (RMB means the

Development                                                               lawful           (Chinese Characters) 70%
Co., Ltd                                                                  currency of
(Chinese Characters)                                                      the PRC)

(Chinese Characters)     Beijing, PRC       (Chinese Characters) 018896   US$150,000       Beijing 17game Network
                                                                                           Technology Co., Ltd 75%
                                                                                           (Chinese Characters) 21
                                                                                           (Chinese Characters) 25%

SCHEDULE B

PERSONAL GUARANTEE

SCHEDULE C-1

STEVE XIAOMING ZHAO - SKYNET BENEFICIAL OWNERSHIP REPRESENTATION

     Reference is hereby made to the Share Purchase Agreement dated as of March 17, 2006 among Equity Pacific Limited, Prime Leader Holdings Limited, Tridal Pacific Limited, Skynet Global Limited, Dai Hong, Steve Xiaoming Zhao, Beijing 17game Network Technology Co Limited (the "SHARE PURCHASE AGREEMENT"). Capitalized terms used herein and not otherwise defined shall have the same meaning given to such terms in the Share Purchase Agreement.

     Each of Steve Xiaoming Zhao (the (SKYNET BENEFICIAL OWNER)) and Skynet hereby represents and warrants to the Company and Prime Leader the following:

(1)  The Skynet Beneficial Owner holds a 74.5% beneficial interest in Skynet;

(2) In connection with making payment for the Skynet Held Shares, the Skynet Beneficial Owner is entitled to receive the following amount of the Total Consideration :

     a.   Cash: US$1,488,912

     b.   Restricted Shares: US$3,474,129

     Each of the Skynet Beneficial Owner and Skynet acknowledges and agrees that payment of the amount set forth above to the Skynet Beneficial Owner shall be deemed to represent payment of the Total Consideration due to Skynet.

     Skynet has requested the Company to deliver, and the Company has agreed to deliver, the consideration amounts set forth above directly to the Skynet Beneficial Owner. The Skynet Beneficial Owner agrees and warrants to the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys that he shall indemnify each of the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys, and hold each of the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys harmless against any of non-payment of any and all social security, income tax, tax related to employee benefits or retirement, any required insurance including without limitation, professional indemnity, and other national, provincial or local taxes or assessments in connection with the delivery of such amounts above directly from the Company to the Skynet Beneficial Owner. In addition, the Skynet Beneficial Owner specifically represents, warrants and covenants to the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys that to the extent that he is subject to any withholding or deduction under income tax laws of any jurisdiction with respect to the delivery of such amounts above directly from the Company to the Skynet Beneficial Owner, that he will hold the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys harmless against any non-withholding or non-deduction in connection therewith.

STEVE XIAOMING ZHAO


----------------------------------


SKYNET GLOBAL LIMITED


By
   -------------------------------
Name: Steve Xiaoming Zhao
Title:
       ---------------------------

SCHEDULE C-2 DATAHOUSE GROUP LIMITED - SKYNET BENEFICIAL OWNERSHIP
REPRESENTATION

     Reference is hereby made to the Share Purchase Agreement dated as of March 17, 2006 among Equity Pacific Limited, Prime Leader Holdings Limited, Tridal Pacific Limited, Skynet Global Limited, Dai Hong, Steve Xiaoming Zhao, Beijing 17game Network Technology Co Limited (the "SHARE PURCHASE AGREEMENT"). Capitalized terms used herein and not otherwise defined shall have the same meaning given to such terms in the Share Purchase Agreement.

     Each of Datahouse Group Limited (the (SKYNET BENEFICIAL OWNER)) and Skynet hereby represents and warrants to the Company and Prime Leader the following:

(1)  The Skynet Beneficial Owner holds a 25.5% beneficial interest in Skynet;

(2) Skynet Beneficial Owner appoints Mr. Zhao as his Agent to hold the Restricted Shares, and agrees the Unvested Restricted Shares shall be subject to forfeiture in the event the Beneficial Owner ceases to be employed by Company, China.com or any affiliate of China.com;

(3) In connection with making payment for the Skynet Held Shares, the Skynet Beneficial Owner is entitled to receive the following amount of the Total Consideration :

     a.   Cash: US$509,628

     b.   Restricted Shares: US$1,189,131

     Each of the Skynet Beneficial Owner and Skynet acknowledges and agrees that payment of the amount set forth above to the Skynet Beneficial Owner shall be deemed to represent payment of the Total Consideration due to Skynet.

     Skynet has requested the Company to deliver, and the Company has agreed to deliver, the consideration amounts set forth above directly to the Skynet Beneficial Owner. The Skynet Beneficial Owner agrees and warrants to the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys that he shall indemnify each of the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys, and hold each of the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys harmless against any of non-payment of any and all social security, income tax, tax related to employee benefits or retirement, any required insurance including without limitation, professional indemnity, and other national, provincial or local taxes or assessments in connection with the delivery of such amounts above directly from the Company to the Skynet Beneficial Owner. In addition, the Skynet Beneficial Owner specifically represents, warrants and covenants to the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys that to the extent that he is subject to any withholding or deduction under income tax laws of any jurisdiction with respect to the delivery of such amounts above directly from the Company to the Skynet Beneficial Owner, that he will hold the Company, Prime Leader and China.com, and each of their respective parents, subsidiaries, affiliates, divisions, assigns, agents, directors, officers, current or former employees, representatives and attorneys harmless against any non-withholding or non-deduction in connection therewith.

DATAHOUSE GROUP LIMITED


----------------------------------
Name: Xiao Ri Fang


SKYNET GLOBAL LIMITED


By
   -------------------------------
Name: Steve Xiaoming Zhao
Title:
       ---------------------------

SCHEDULE D

DISCLOSED LETTER

SCHEDULE E

THE FINANCIAL REPORTS AND BOOKS, BANK STATEMENTS OF THE COMPANY OR ITS SUBSIDIARIES DISCLOSED AS OF FEBRUARY 28, 2006

SCHEDULE F
EMPLOYMENT AGREEMENT FORM

SCHEDULE G
BUSINESS PLAN

SCHEDULE H
LIST OF MATERIAL CONTRACT


                                       34